FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 23, 2014	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES A 26.2% INCREASE IN SECOND QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, July 23, 2014 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended June 30, 2014.

Parke Bancorp reported net income available to common shareholders of $2.19 million, or $0.31 per diluted common share for the quarter ended June 30, 2014, compared to $1.73 million, or $0.29 per diluted common share, for the quarter ended June 30, 2013, an increase of 26.2%. Net income available to common shareholders year-to-date was $4.21 million or $0.70 per diluted common share, compared to $3.62 million, or $0.61 per diluted common share, for the six months ended June 30, 2013, an increase in net income of 16.5%.

The following is a recap of significant items that impacted the second quarter of 2014 compared to the same quarter last year: a $850,000 increase in net interest income, primarily attributable to higher loan volume and lower deposit rates; a $180,000 increase in other fee income, primarily related to the collection of loan prepayment fees; a $845,000 increase in OREO expense which included a $500,000 loss reserve; a $101,000 decrease in professional fees; and a $122,000 decrease in other operating expenses, related to impaired loan expenses such as real estate taxes and insurance.

At June 30, 2014, Parke Bancorp's total assets increased to $819.26 million from $794.94 million at December 31, 2013, an increase of $24.32 million, or 3.1%, primarily due to an increase in cash and cash equivalents.

Parke Bancorp's total loans increased to $658.40 million at June 30, 2014 from $654.54 million at December 31, 2013, an increase of $3.86 million or 0.6%.

At June 30, 2014, Parke Bancorp had $33.15 million in nonperforming loans representing 5.0% of total loans, a decrease from $35.95 million at December 31, 2013. OREO at June 30, 2014 was $24.16 million, compared to $28.91 million at December 31, 2013. OREO consisted of 23 properties, the largest being a condominium development in Absecon, NJ, recorded at $10.12 million. An additional reserve of $500,000 was established against this property during the quarter. During the six months ended June 30, 2014, the Company disposed of 14 properties totaling $5.87 million, recognizing a gain of $250,000. Nonperforming assets (consisting of nonperforming loans and OREO) represented 7.0% of total assets at June 30, 2014 as compared to 8.2% of total assets at December 31, 2013. Loans past due 30 to 89 days were $1.66 million at June 30, 2014, a decrease of $1.00 million from the previous quarter end.

At June 30, 2014, Parke Bancorp's allowance for loan losses was $17.46 million, as compared to $18.56 million at December 31, 2013. The ratio of allowance for loan losses to total loans was 2.7% at June 30, 2014 compared to 2.8% at December 31, 2013. The decrease is due to continuing improvements in the credit quality of the loan portfolio. The ratio of allowance for loan losses to non-performing loans improved to 52.7% at June 30, 2014, compared to 51.6% at December 31, 2013.

Parke Bancorp's total investment securities portfolio decreased to $32.53 million at June 30, 2014 from $37.80 million at December 31, 2013, a decrease of $5.27 million or 13.9%. The decrease was primarily due to the sale of three TruPS collateralized debt investment securities.

At June 30, 2014, Parke Bancorp's total deposits were $648.78 million, up from $626.80 million at December 31, 2013, an increase of $21.98 million or 3.5%.

Parke Bancorp's total borrowings decreased to $64.10 million at June 30, 2014 from $68.68 million at December 31, 2013, a decrease of $4.58 million or 6.7%.

Total shareholders’ equity increased to $98.04 million at June 30, 2014 from $93.72 million at December 31, 2013, an increase of $4.32 million or 4.6%, due to the retention of earnings.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“We generated strong core earnings in the second quarter, with a 26.2% increase while we remain committed to reducing our NPAs and delinquencies. The financial performance and strength of our Company continues to improve, with our capital position being close to three times the regulatory requirement of a well-capitalized bank. Enhancing shareholder value is a focal point of our Company and we are very proud that starting July 31, 2014, we will commence paying a five cents per share quarterly cash dividend. Parke Bank is well positioned to take advantage of opportunities in an improving economy and banking environment. The hiring of additional staff for our lending team has enabled us to expand our lending footprint, which will support the growth of our loan portfolio. We still have work to do on reducing our troubled assets and the expenses associated with those assets, but we are headed in the right direction.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net interest income; continue to reduce our NPAs and delinquencies and the expenses associated with them; take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	June 30	December 31,	% Change
	2014	2013

	(in thousands)
Total Assets	$819,260	$794,943	3.1%
Cash and cash equivalents	69,748	45,661	52.8%
Investment securities	32,528	37,798	-13.9%
Loans, net of unearned income	658,395	654,541	0.6%
Deposits	648,783	626,798	3.5%
Borrowings	64,095	68,683	-6.7%
Total shareholders’ equity	98,038	93,716	4.6%

Operating Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Return on average assets	1.23%	1.07%	1.21%	1.10%
Return on average common equity	11.24%	9.94%	11.16%	10.50%
Interest rate spread	4.28%	4.14%	4.31%	4.17%
Net interest margin	4.38%	4.25%	4.41%	4.28%
Efficiency ratio	48.96%	48.06%	49.25%	46.42%

Asset Quality Data
	June 30,	December 31,
	2014	2013
	(in thousands)

Allowance for loan losses	$17,459	$18,560
Allowance for loan losses to total loans	2.65%	2.84%
Non-accrual loans	$33,150	$35,954
OREO	$24,156	$28,910

Statements of Income Data
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

	(in thousands)

Interest and dividend income	$9,736	$8,977	$19,343	$18,267
Interest expense	1,402	1,493	2,800	3,090
Net interest income	8,334	7,484	16,543	15,177
Provision for loan losses	1,000	1,000	2,000	2,000
Net interest income after provision for loan losses	7,334	6,484	14,543	13,177
Non-interest income	1,659	1,311	2,617	1,960
Non-interest expense	4,894	4,227	9,437	7,955
Income before income taxes	4,099	3,568	7,723	7,182
Provision for income taxes	1,264	1,275	2,426	2,645
Net income attributable to Company and noncontrolling (minority) interests	2,835	2,293	5,297	4,537
Net income attributable to noncontrolling (minority) interests	(349)	(305)	(486)	(412)
Net income attributable to Company	2,486	1,988	4,811	4,125
Preferred stock dividend and discount	300	256	600	510
Net income available to common shareholders	2,186	1,732	4,211	3,615

Basic income per common share	0.36	0.29	0.70	0.61
Diluted income per common share	0.31	0.29	0.61	0.61

Weighted shares - basic	5,991,859	5,962,623	5,990,309	5,944,915
Weighted shares - diluted	7,930,518	5,963,606	7,923,201	5,944,915